Exhibit 99.1

News Release	Contacts
	Pfizer U.S. Media Contact:	Patricia Kelly +1 (212) 733-3810 patricia.kelly@pfizer.com
	Pfizer Europe Media Contact:	Lisa O‘Neill +44 7929 339560 Lisa.O'Neill@pfizer.com
	Pfizer Investor Contact:	Ryan Crowe +1 (212) 733-8160 ryan.crowe@pfizer.com

PFIZER ANNOUNCES CLOSING OF JOINT VENTURE WITH GLAXOSMITHKLINE TO CREATE
A PREMIER GLOBAL CONSUMER HEALTHCARE COMPANY
Combined brand portfolio forms the world's largest over-the-counter business with leadership positions in Pain Relief, Respiratory and Vitamins, Minerals and Supplements, and Therapeutic Oral Health
NEW YORK, August 1, 2019 -- Pfizer Inc. (NYSE: PFE) today announced the closing of its joint venture with GlaxoSmithKline plc (NYSE: GSK) to combine the parties’ respective consumer healthcare businesses to create the world’s largest over-the-counter (OTC) business with robust iconic brands. As previously announced, under the terms of the transaction, Pfizer owns a 32% equity stake in the joint venture and GSK owns 68%. The combined business, which will operate globally as GSK Consumer Healthcare, will be led by CEO Brian McNamara.
“The successful closing of the joint venture represents an important and exciting step in forming a world-class pure-play consumer healthcare business,” said Albert Bourla, Chief Executive Officer, Pfizer. “It also furthers Pfizer’s evolution to be a more focused, global leader in science-based, innovative medicines that delivers breakthroughs that change patients’ lives and creates long-term value for shareholders.”
The combined brand portfolio forms the world's largest OTC business with leadership positions in pain relief, respiratory and vitamins, minerals and supplements, and therapeutic oral health. In addition, operating together, the two business will hold the number one OTC position in the U.S. and the number two OTC position in China – the two biggest OTC markets in the world.
As part of the agreement, three out of the nine members of the joint venture’s board have been appointed by Pfizer and include John Young, Group President, Chief Business Officer; Douglas Giordano, Senior Vice President, Worldwide Business Development and Bryan Supran, Senior Vice President, Deputy General Counsel. The transaction is expected to deliver $650 million in peak cost synergies and to be slightly accretive on a full-year basis for Pfizer in each of the first three years following the closing.

GSK intends to separate the joint venture as an independent company via a demerger of its equity interest to its shareholders and a listing of the joint venture on the UK equity market. GSK will have the sole right to decide whether and when to initiate a separation and listing for a period of five years following the closing. GSK may also sell all or part of its stake in the joint venture in a contemporaneous IPO.
Should a separation and listing occur during the first five years after closing, Pfizer has the option to participate through the distribution of its equity interest in the joint venture to its shareholders or the sale of its equity interest in a contemporaneous IPO. After the fifth anniversary of the closing, both GSK and Pfizer will have the right to decide whether and when to initiate a separation and public listing of the joint venture.
Pfizer Inc.: Breakthroughs that change patients’ lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture health products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.pfizer.com. In addition, to learn more, please visit us on www.pfizer.com and follow us on Twitter at @Pfizer and @Pfizer_News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.
Pfizer Disclosure Notice
The information contained in this release is as of August 1, 2019. Pfizer assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.
This release contains forward-looking information related to Pfizer, Pfizer’s and GSK’s consumer healthcare businesses and the joint venture combining Pfizer’s and GSK’s consumer healthcare businesses that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements in this release include, among other things, statements about the potential benefits of the joint venture and transaction, anticipated cost synergies, the companies’ plans, objectives, expectations and intentions, the financial condition, results of operations and business of the joint venture, the joint venture’s products and potential and GSK’s future plans to separate the joint venture as an independent company. Risks and uncertainties include, among other things, risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost savings from the transaction will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; the possibility that a future separation of the joint venture may not occur; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of the transaction on the market price of Pfizer’s common stock and on Pfizer’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the transaction; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.
A further description of risks and uncertainties can be found in Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results,” as well as in its subsequent reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission and available at www.sec.gov and www.pfizer.com.